Exhibit 10.3

AMENDMENT NO. 5
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 5 to the Employment Agreement, dated as of November 1, 1999, as amended to date (the “Employment Agreement”), by and between eACCELERATION CORP., a Delaware corporation (the “Company”), and CLINTON L. BALLARD (“Employee”) is dated for reference purposes as of July 11, 2005 (this “Amendment”).

WHEREAS, the Company and Employee desire to amend the terms of the Employment Agreement, pursuant to the terms and conditions set forth herein, as of the date hereof.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.             Subparagraph (a) of Paragraph 4 of the Employment Agreement is hereby amended in its entirety as follows:

The Company shall pay to Employee a salary at the rate of $260,000 per annum, payable in equal bi-weekly installments, or in such other manner as shall be consistent with the Company’s payroll practices.

2.             The following new subparagraph (c) is hereby added to Paragraph 4 of the Employment Agreement:

In addition to the amounts payable to Employee under clauses (a) and (b) above, not later than one hundred ten (110) days after the end of the 2005 fiscal year of the Company (the “Bonus Payment Date”), the Company shall pay to Employee as incentive compensation a cash bonus in an amount of up to $122,200 provided that either (A) all amounts payable to Agility Capital, LLC (“Agility”) under such financing arrangement(s) as the Company may enter into with Agility have been paid in full as of the Bonus Payment Date or (B) the maturity date of the amounts due to Agility under such financing arrangement(s) has been extended for an additional period of six (6) months; and further provided that the amount payable under this clause (c) when added to the amounts payable under clauses (a) and (b) above shall not exceed a total amount, calculated on an annualized basis for the period beginning on July 11, 2005 and ending on December 31, 2005, of $520,000.

3.             The changes to the Employment Agreement made by this Amendment shall be effective as of the date hereof, and shall amend and supersede any provisions to the contrary contained in the Employment Agreement.  Except as expressly amended by this Amendment, the terms and conditions of the Employment Agreement shall remain in full force and effect in accordance with the terms of the Employment Agreement.

This Amendment is dated for reference purposes and effective as of the date first written above.

eACCELERATION CORP.

By:	/s/ E. Edward Ahrens
Name: E. Edward Ahrens
Title: Chief Financial Officer

EMPLOYEE:

/s/ Clinton L. Ballard
Clinton L. Ballard